Exhibit 10(lvi)

EXECUTION VERSION

SPONSOR AGREEMENT

Dated as of December 27, 2007

Among

ANADARKO PETROLEUM CORPORATION

and

PECOS INVESTORS LLC

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TABLE OF CONTENTS

(continued)

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SPONSOR AGREEMENT

This SPONSOR AGREEMENT, dated as of December 27, 2007 (this “Sponsor Agreement”), is entered into by and between Anadarko Petroleum Corporation, a Delaware corporation, in favor of Pecos Investors LLC, a Delaware limited liability company, and the other Indemnified Persons.

PRELIMINARY STATEMENTS

A. Anadarko is, through one or more wholly owned subsidiaries, the owner of 100% of the member interests of Trinity Associates Class A Holdings LLC, a Delaware limited liability company. Holdings is the Trinity Class A Member and is the Trinity Managing Member of Trinity;

B. Anadarko and Holdings desire Pecos to become a Trinity Class B Member in accordance with that certain Trinity Company Agreement;

C. It is a condition to Pecos becoming a Trinity Class B Member that Anadarko provides certain assurances as set forth in this Sponsor Agreement; and

In consideration of the premises, and intending to be legally bound by this Sponsor Agreement, Anadarko agrees as follows:

SECTION 1

DEFINED TERMS; RULES OF CONSTRUCTION

1.1 Definitions.

As used in this Sponsor Agreement, capitalized terms defined in the preamble and other Sections of this Sponsor Agreement shall have the meanings set forth therein and capitalized terms used herein (including in the Preliminary Statements) but not otherwise defined herein shall have the meanings set forth in Exhibit A to the Trinity Company Agreement.

1.2 Use of Certain Terms.

In this Sponsor Agreement, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” mean “to but excluding”. Unless the context of this Sponsor Agreement requires otherwise, the plural includes the singular the singular includes the plural, and “including” has the meaning of “including without limitation”. The words “hereof”, “herein”, “hereby”, “hereunder “, and other similar terms of this Sponsor Agreement refer to this Sponsor Agreement as a whole and not exclusively to any particular provision of this Sponsor Agreement. References to any agreement or contract are to such agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. All pronouns and any variations thereof shall be deemed to refer to masculine, feminine, or neuter, singular or plural, as the identity of the Person or Persons may require.

1.3 Accounting Terms.

All accounting terms not specifically defined herein shall be construed in accordance with GAAP applied consistently.

1.4 No Presumption Against Any Party.

Neither this Sponsor Agreement nor any uncertainty or ambiguity herein shall be construed against any particular party, whether under any rule of construction or otherwise. On the contrary, this Sponsor Agreement has been reviewed by each of the parties and their counsel and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all parties hereto.

1.5 Headings and References.

Section and other headings are for reference only, and shall not affect the interpretation or meaning of any provision of this Sponsor Agreement. Unless otherwise provided, references to Articles, Sections, Schedules, Annexes and Exhibits shall be deemed references to Articles and Sections of, and Schedules, Annexes and Exhibits to, this Sponsor Agreement. Whether or not specified herein or therein, references to this Sponsor Agreement and any other Transaction Agreement include this Sponsor Agreement and the other Transaction Agreements as the same may be modified, amended, restated or supplemented from time to time pursuant to the provisions hereof or thereof as permitted by the Transaction Agreements. Whether or not specified herein, a reference to any law shall mean, that law as it may be amended, modified or supplemented from time to time, and any successor law. A reference to a Person includes the successors and assigns of such Person, but such reference shall not increase, decrease or otherwise modify in any way the provisions in this Sponsor Agreement governing the assignment of rights and obligations under or the binding effect of any provision of this Sponsor Agreement, including Section 6.6.

SECTION 2

REPRESENTATIONS AND WARRANTIES

Anadarko hereby represents and warrants as of the Effective Date and, with respect to Section 2.15 only, the date of each Information Memorandum as follows:

2.1 Due Formation. Anadarko is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Each Transaction Party is duly incorporated or formed, validly existing and in good standing in the jurisdiction of its incorporation or formation. Each Transaction Party possesses all corporate, limited liability company or other applicable Business Entity powers and other authorizations and licenses necessary to engage in its business and operations as now conducted, the failure to obtain or maintain which would have an Anadarko Material Adverse Change.

2.2 Authorization of Transaction Agreements. The execution, delivery and performance by each Transaction Party of each Transaction Agreement to which it is a party and the consummation of the transactions contemplated thereby are within its applicable Business

Entity powers, have been duly authorized by all necessary corporate, limited liability company or other applicable Business Entity action, and do not contravene (i) its organizational documents or (ii) any Applicable Law or material contractual restriction binding on or affecting it.

2.3 Consents. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or any other third party is required for the due execution, delivery and performance by each Transaction Party of each Transaction Agreement to which it is a party, except those necessary to comply with Applicable Law required in the ordinary course to comply with the ongoing obligations of Anadarko under Sections 5.2 and 5.3 and of the other Transaction Parties under the Transaction Agreements and to perfect security interests. In connection with the asset and equity transfers that were consummated in connection with the formation of WGRAH and its Affiliates, there are no authorizations or approvals or other action by, and no notice to or filing with, any Governmental Authority or any other third party that were required to be obtained that have not yet been obtained, except for authorizations and approvals the absence of which is not reasonably likely to cause an Anadarko Material Adverse Change.

2.4 Enforceability. This Sponsor Agreement and each other Transaction Agreement to which a Transaction Party is a party has been duly executed and delivered by Anadarko or the Transaction Party, as applicable. Each Transaction Agreement to which any Transaction Party is a party constitutes the legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, except as may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by general principles of equity.

2.5 Accounts.

(a) The consolidated balance sheet of Anadarko and its consolidated Subsidiaries as of December 31, 2006 and the related consolidated statements of income and cash flows of Anadarko and its consolidated Subsidiaries for the fiscal year then ended, reported on by KPMG LLP, independent public accountants, fairly present the consolidated financial condition of Anadarko and its consolidated Subsidiaries as of such date and the consolidated results of operations of Anadarko and its consolidated Subsidiaries for the period ended on such date, all in accordance with GAAP consistently applied, and except as may have been disclosed in public filings of Anadarko since December 31, 2006 there has been no material adverse change in such condition or operations.

(b) The unaudited consolidated balance sheet of Anadarko and its consolidated Subsidiaries as of September 30, 2007, and the related consolidated statements of income and cash flows of Anadarko and its consolidated Subsidiaries for the three months then ended, certified by the chief financial officer of Anadarko, fairly present the consolidated results of operations of Anadarko and its consolidated Subsidiaries for the three months then ended, all in accordance with GAAP consistently applied (except that Anadarko adopted successful efforts accounting and except as approved by the chief financial officer of Anadarko and as disclosed therein) and subject to normal year end audit adjustments.

2.6 Compliance with Laws, Etc. Anadarko and each Transaction Party is in compliance with all Applicable Laws applicable to it or its property, except where the failure to so comply, individually or in, the aggregate, would not be expected to result in an Anadarko Material Adverse Change.

2.7 Litigation. Except as set forth in public filings of Anadarko pursuant to the Exchange Act or the Securities Act, there is no action, suit or proceeding pending, or to the knowledge of Anadarko threatened, against or involving Anadarko or any Transaction Party in any court, or before any arbitrator of any kind, or before or by any governmental body, which (taking into account the exhaustion of all appeals) if adversely determined would be reasonably likely to have an Anadarko Material Adverse Change, or which purports to affect the legality, validity, binding effect or enforceability of any Transaction Agreement.

2.8 Taxes. Anadarko and each of its Subsidiaries have duly filed all Tax Returns required to be filed, and have duly paid and discharged all Taxes imposed upon them or against their properties or have made adequate provision for any such Taxes not yet due and payable on the appropriate balance sheet, in accordance with GAAP, except to the extent the failure to pay or make such provision would not result in an Anadarko Material Adverse Change. Anadarko and each of its Subsidiaries have duly withheld and remitted all Taxes which such parties have the responsibility to withhold or remit other than such Taxes the failure to withhold or remit would not result in an Anadarko Material Adverse Change. Each Subsidiary of Anadarko that is eligible to be included in the U.S. federal income tax consolidated return of Anadarko will elect to be so included. Each Transaction Party listed on Schedule 2.8 hereto is included in the U.S. federal income tax consolidated return of Anadarko. WGRAH is, and at all times from and after the date of its formation has been, a disregarded entity for U.S. federal income tax purposes.

2.9 Environmental. Each of Anadarko and each of the Transaction Parties: (i) is in compliance in all material respects with all applicable Environmental Laws including without limitation requirements to possess, maintain in full force and effect, and comply with any Environmental Permits; (ii) is not subject to any pending or, to its knowledge, threatened Environmental Actions, including without limitation any claims by any Governmental Authority or any third party arising under Environmental Laws or relating in any way to a release of or exposure to any Hazardous Materials; and (iii) has no knowledge of any other occurrences, circumstances, or conditions that could be reasonably expected to result in losses, costs, expenses, obligations, responsibilities, liabilities, or claims relating to Environmental Laws or Hazardous Materials which would be reasonably likely to cause an Anadarko Material Adverse Change.

2.10 ERISA. No ERISA Event has occurred or is reasonably expected to occur with respect to any Plan which, with the giving of notice or lapse of time, or both, would be reasonably likely to cause an Anadarko Material Adverse Change. The present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans by an amount that could reasonably be expected to be an Anadarko Material Adverse Change.

2.11 Investment Company; Holding Company. Neither Anadarko nor any Transaction Party is an “investment company” within the meaning of the Investment Company Act of 1940.

2.12 Entities. Each of Holdings and each WGRAH Loan Party is a direct or indirect wholly owned Subsidiary of Anadarko.

2.13 Priority. The obligations of Anadarko under this Sponsor Agreement are not contractually subordinated to any other unsecured Indebtedness of Anadarko

2.14 No Default. As of the Effective Date, no Anadarko Event, Event of Default, Notice Event, Liquidating Event, Termination Event or Incipient Event has occurred and is continuing.

2.15 Disclosure. With respect to the Effective Date or the date of each Information Memorandum (each, a “Relevant Date”), as the case may be:

(a) Subject to Section 2.15(c), all written information (including information in electronic form) that has been made available to the Agent and the Pecos Member Interest Owners (and the members of the Pecos Member Interest Owners or their agents (it being agreed that Citibank, NA. and its Affiliates are not agents of the Pecos Member Interest Owners)) by Anadarko or any of its Affiliates or any of its directors, partners, officers, employees, agents, advisors or representatives (all of the foregoing, collectively, “Representatives”) prior to such Relevant Date in connection with the Transaction Agreements and the Transaction Agreements and the transactions contemplated by the Transaction Agreements, in each case taken as a whole and as modified or supplemented from time to time prior to such Relevant Date, was complete and correct in all material respects on such Relevant Date and did not on such Relevant Date contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in any material respect in light of the circumstances under which such statements were made.

(b) Any historical financial data provided by Anadarko or any of its Affiliates or any of their respective Representatives to the Agent and the Pecos Member Interest Owners (and the members of the Pecos Member Interest Owners or their agents) prior to such Relevant Date in connection with the transactions contemplated by the Transaction Agreements and the Transaction Agreements was prepared in accordance with GAAP then in effect (or with appropriate reconciliation to such GAAP if required by Applicable Law or requested by the Agent or the Pecos Member Interest Owners) and fairly presents the financial condition and results of operations of the WGRAH Loan Parties (subject to year end audit adjustments) as of the date thereof except as otherwise disclosed therein or in the footnotes thereto or as otherwise disclosed in writing to the Agent and the Pecos Member Interest Owners.

(c) All financial projections that were prepared by Anadarko or any of its Affiliates or their Representatives and made available to, the Agent and the Pecos Member Interest Owners (and the members of the Pecos Member Interest Owners or their agents) prior to such Relevant Date in connection with the transactions contemplated by the Transaction Agreements were prepared in good faith based upon assumptions believed by Anadarko to be reasonable at the time such projections were prepared (it being understood that such projections are subject to significant uncertainties and contingencies, many of which are beyond Anadarko ‘s control, and that no assurance can be given that the projections will be realized or that such assumptions will prove to be correct).

(d) The financial model for Pecos dated as of the Effective Date attached hereto as Annex I (the “Financial Model”), subject to the qualifications and assumptions set forth in the Financial Model, (x) contains formulas which are consistent with and fairly reflect (i) the allocations provided in the Trinity Company Agreement and (ii) the other relevant financial terms of the Transaction Documents and (y) sets forth computed amounts that fairly reflect the application of such formulae to the assumptions contained in the Financial Model. The parties hereto recognize that the financial projections set out in the Financial Model are subject to significant uncertainties and contingencies, many of which are beyond Anadarko’s control.

The Parties acknowledge that Anadarko is not obligated to supplement any information or projection or other materials referred to in this Section 2.15 after the Effective Date except with respect to the making of the foregoing representations and warranties on the date of any Information Memorandum and except as otherwise required pursuant to the Transaction Agreements.

2.16 Value. Anadarko, as direct or indirect owner of WGRAH and Holdings, has received reasonably equivalent value for its agreement to enter into this Sponsor Agreement.

SECTION 3

PERFORMANCE GUARANTEE AND INDEMNIFICATION

3.1 Subsidiary Guaranties.

Subject to the limitations set forth in Section 3.7, Anadarko hereby absolutely, unconditionally and irrevocably guarantees, for the benefit of the Indemnified Persons, the due and punctual payment, performance and observance by each Transaction Party of its Responsibilities under each Transaction Agreement to which it is a party, but excluding any obligation of Trinity (or of Holdings as the Trinity Managing Member to cause Trinity) to make any distribution pursuant to Article V of the Trinity Company Agreement (except to the extent that there are funds available to Trinity to be applied to such payment at the time such payment is due, and then only from such funds) (such non-excluded Responsibilities, the “Transaction Obligations”).

3.2 General Indemnities.

Subject to the limitations set forth in Sections 3.4 and 3.7 below, Anadarko agrees to the fullest extent permitted by Applicable Law to indemnify and hold harmless each Indemnified Person for and against and to pay on an After-Tax Basis, all Expenses (the Expenses on an After-Tax Basis being referred to collectively as the “Sponsor Indemnified Amounts”) that may be incurred or realized by or asserted against such Indemnified Person relating to, growing out of or resulting from:

(a) Transactions Obligations. Any breach by any Transaction Party of any Transaction Obligation; or

(b) Sponsor Obligations. Any breach by Anadarko in the due and punctual payment, performance and observance of each of its covenants and obligations under this Sponsor Agreement and each other Transaction Agreement to which it is a party; or

(c) Representations and Warranties. Any material inaccuracy in, or any material breach of, any written certification, representation or warranty made or deemed made:

(i) by Anadarko in this Sponsor Agreement or by any of its Affiliates (or any officer or other authorized representative thereof) to or for the benefit of any Indemnified Person, in any Transaction Agreement or Transaction Agreement to which Anadarko or any of its Affiliates is a party; or

(ii) by any Transaction Party (or any officer or other authorized representative thereof) in any written report or certification required hereunder or under any Transaction Agreement or Transaction Agreement to which any Transaction Party is a party, in each case (A) if such certification, representation or warranty is made as of a specific date, as of the date as of which the facts stated therein were certified, represented or warranted and (B) in all other cases, as of any date or during any period to which such certification, representation or warranty may be applicable; or

(d) Investigations; Litigation; Proceedings; Enforcement. (i) Enforcement of this Sponsor Agreement or any other Transaction Agreement or Transaction Agreement to which a Transaction Party is a party and (ii) any investigation, litigation or proceeding, whether or not such Indemnified Person is a party thereto, that:

(i) relates to, grows out of or results from any action or omission, or alleged action or omission, by or on behalf of or attributable to any Transaction Party in the performance or observance of its obligations under or in relation to the Transaction Agreements or the transactions contemplated thereby; and

(ii) would not have resulted in Sponsor Indemnified Amounts incurred or realized by or asserted against such Indemnified Person but for their being a party to, or a direct or indirect participant in, or having a relationship described in the definition of “Indemnified Person” to a party to, or a direct or indirect participant in, the Transaction Agreements or any of the transactions contemplated thereby; or

(e) Substantive Consolidation. (i) Any petition or proceeding (x) seeking or asserting or (y) a court ordering, in any case or proceeding under the United States Bankruptcy Code involving Anadarko or any Transaction Party, as debtor, that the assets and liabilities of Trinity be consolidated substantively with the assets and liabilities of Anadarko or any Transaction Party (other than Trinity) and (ii) defending against any petition, proceeding or order referred to in clause (i) above; it being agreed that upon the occurrence of an event described in clause (i)(y) above, the Indemnified Persons involved shall be entitled to recover from Anadarko, as liquidated damages for Sponsor Indemnified Amounts under such clause (i) (but without prejudice to amounts recoverable under clause (ii) above or any other provision of the

Transaction Agreements), and not as a penalty, an aggregate amount equal to the sum of all (x) Unrecovered Capital plus (y) the Cumulative Preferred Return Distribution Amount at the time of redemption, plus (z) all Trinity Expenses then unpaid in addition to all other Sponsor Indemnified Amounts hereunder; or

(f) ERISA. Any liability or other Sponsor Indemnified Amounts that Trinity or any Transaction Party may incur in connection with any Plan or Multiemployer Plan or otherwise under Title IV of ERISA; or

(g) Expenses. Any amendment, supplement, modification, consent or waiver of, to or under any Transaction Agreement (to the extent not otherwise reimbursed pursuant to any Transaction Agreement); or

(h) Environmental Liabilities. The actual or alleged presence of Hazardous Materials on any property of any Transaction Party, any Environmental Action relating in any way to any Transaction Party, any violation of applicable Environmental Laws (including without limitation any penalties associated therewith, as well as any costs of correcting any such violation), or any other losses, costs, expenses, obligations, responsibilities, liabilities, or claims arising under Environmental Laws or relating in any way to a release of or exposure to any Hazardous Materials; or

(i) Casualty, Etc. Any casualty, theft, personal injury, tort or other liability to a third party arising under or in connection with or attributable to the operations or properties of Anadarko or any Transaction Party or any violation of any Applicable Law by Anadarko or any of its Affiliates; or

(j) Fraudulent Transfer or Conveyance. Any transfer, pledge or conveyance by any Transaction Party to Trinity, Holdings, WGRAH or any of their Subsidiaries or the transfer, pledge or conveyance thereof under the WGRAH Loan Documents to the extent found in any bankruptcy, insolvency, receivership or other similar proceeding to be a “fraudulent transfer” or “fraudulent conveyance” or “fraudulent preference”; or

(k) Tax Liability. All Taxes for which Anadarko or any of its Subsidiaries is liable (including with respect to any assets or income of a partnership or disregarded entity owned in whole or in part by Anadarko or any of its Subsidiaries). If the shares of any Transaction Party and any assets directly or indirectly held thereby (including any assets held by any partnership or disregarded entity in which a Transaction Party is a partner or owner) are sold following a Liquidating Event, the benefits of this Section 3.2(k) shall inure to the purchaser of such shares or assets with respect to any taxable period or portion thereof ending on or prior to the date of such sale.

3.3 Survival of Indemnification Obligations. All indemnities provided for in this Sponsor Agreement shall survive the Transfer of any Trinity Membership Interest or the liquidation of Trinity. After any such Transfer or liquidation, the provisions of Section 3.2 shall inure to the benefit of each Indemnified Person with respect to Sponsor Indemnified Amounts arising in respect of the period during which the member or shareholder or other holder of an Equity Interest (as applicable) who has Transferred its Trinity Membership Interest was a member (including with respect to actions taken or omitted to be taken, and events occurring and circumstances existing, during such period) of Trinity.

3.4 Limitations on Indemnification Obligations. The indemnities provided in Section 3.2 and Section 3.8 shall be subject to the following limitations:

(a) Limitation by Law. Such Sections shall be enforced only to the maximum extent permitted by Applicable Law.

(b) Misconduct, Etc. No Person, shall be indemnified or held harmless for, and Anadarko shall have no liability for or in respect of, any Expenses with respect to such Person to the extent caused by or resulting from (i) the actual fraud, willful misconduct, bad faith or gross negligence of such Person or any of its Related Persons or (ii) any inaccuracy in, or breach of, any written certification, representation or warranty made by such Person or any of its Related Persons in any Transaction Agreement or in any written report or certification required hereunder or under any other Transaction Agreement (unless and to the extent such inaccuracy or breach is attributable to any written information provided by any Transaction Party), in each case under this clause (ii): (x) if, but only if, such certification, representation or warranty is made as of a specific date, as of the date as of which the facts stated therein were certified, represented or warranted and (y) in all other cases as of any date or during any period to which such certification, representation or warranty may be applicable. For purposes of this Section 3.4(b), it is agreed that Trinity is not a Related Person of Pecos.

(c) No Duplication. Sponsor Indemnified Amounts under Section 3.2 shall be without duplication of any amounts payable under indemnification provisions of any other Transaction Agreement or other agreement or any amounts actually paid thereunder.

(d) Exculpation. ANADARKO, ON BEHALF OF ITSELF AND ITS AFFILIATES, AGREES THAT NO INDEMNIFIED PERSON SHALL BE LIABLE TO ANADARKO OR ANY OF ITS AFFILIATES FOR ANY ACTION IN GOOD FAITH TAKEN OR OMITTED TO BE TAKEN BY SUCH INDEMNIFIED PERSON PURSUANT TO, IN CONNECTION WITH, OR IN ANY WAY RELATED TO THIS SPONSOR AGREEMENT OR ANY OTHER TRANSACTION AGREEMENT, INCLUDING AN INDEMNIFIED PERSON’S OWN NEGLIGENCE OR CO-NEGLIGENCE EXCEPT TO THE EXTENT SUCH ACTION OR OMISSION CONSTITUTES WILLFUL MISCONDUCT, FRAUD OR GROSS NEGLIGENCE ON THE PART OF SUCH INDEMNIFIED PERSON.

3.5 Procedural Requirements.

(a) Notice of Claims. Any Indemnified Person that proposes to assert a right to be indemnified under this Section 3 will, promptly after receipt of notice of commencement of any action, suit, or proceeding against such Indemnified Person in respect of which a claim is to be made against Anadarko under this Section 3 (a “Sponsor Indemnified Proceeding”), or the incurrence or realization of Sponsor Indemnified Amounts in respect of which a claim is to be made against Anadarko, under this Section 3, notify Anadarko of the commencement of such Sponsor Indemnified Proceeding or of such incurrence or realization, enclosing a copy of all relevant documents, including all papers served and claims made, but the omission so to notify

Anadarko promptly of any such Sponsor Indemnified Proceeding or incurrence or realization shall not relieve (i) Anadarko from any liability that it may have to such Indemnified Person under this Section 3 or otherwise, except, as to Anadarko’s liability, under this Section 3, to the extent, but only to the extent, that Anadarko shall have been prejudiced by such omission or (ii) any other indemnitor from liability that it may have to any Indemnified Person under the Transaction Agreements.

(b) Defense of Proceedings. In case any Sponsor Indemnified Proceeding shall be brought against any Indemnified Person and it shall notify Anadarko of the commencement thereof, Anadarko shall be entitled to participate in, and to assume the defense of, such Sponsor Indemnified Proceeding with counsel reasonably satisfactory to such Indemnified Person, and after notice from Anadarko to such Indemnified Person of Anadarko’s election so to assume the defense thereof and the failure by such Indemnified Person to object to such counsel within ten (10) Business Days following its receipt of such notice, Anadarko shall not be liable to such Indemnified Person for legal or other expenses incurred after such notice of election to assume such defense except as provided below and except for the reasonable costs of investigating, monitoring or cooperating in such defense subsequently incurred by such Indemnified Person reasonably necessary, in connection with the defense thereof; provided that without the prior written consent of such Indemnified Person, Anadarko shall not settle or compromise, or consent to the entry of any judgment in, any pending or threatened Sponsor Indemnified Proceeding, unless such settlement, compromise or consent or related judgment includes an unconditional release of such Indemnified Person from all liability for Expenses arising out of such claim, action, investigation, suit or other legal proceeding. No Indemnified Person shall settle or compromise, or consent to the entry of any judgment in, any pending or threatened Sponsor Indemnified Proceeding in respect of which any payment would result hereunder or under the other Transaction Agreements without the prior written consent of Anadarko, such consent not to be unreasonably withheld or delayed. Such Indemnified Person shall have the right to employ its separate counsel in any such Sponsor Indemnified Proceeding, in which case the fees and expenses of counsel for such Indemnified Person shall be at the expense of the Indemnified Person unless (i) Anadarko and the Indemnified Person shall have mutually agreed to the retention of such counsel and the payment of fees and expenses thereof by Anadarko, (ii) the use of counsel chosen by Anadarko to represent the Indemnified Person would present such counsel with a conflict of interest, (iii) the actual or potential parties to any Sponsor Indemnified Proceeding (including any impleaded parties) include both Anadarko and an Indemnified Party and the Indemnified Party shall have reasonably concluded that there may be legal defenses available to it which are different from or additional to those available to Anadarko, or (iv) Anadarko shall have failed to retain satisfactory counsel as provided herein.

3.6 Contributory Negligence. The indemnities set forth herein shall expressly include any Sponsor Indemnified Amounts attributable to the ordinary, sole or contributory negligence of any Indemnified Person.

3.7 Limitation with Respect to Obligations Under WGRAH Loan Documents.

(a) Notwithstanding anything to the contrary contained in this Sponsor Agreement or in any other Transaction Agreement, without limiting the liability of Anadarko for damages in respect of any indemnity obligation, however such damages may be measured,

Anadarko does not guaranty any payment obligation or deficiency of any Transaction Party for or in respect of principal or interest under the WGRAH Loan Documents (or any instrument or security evidencing any obligation in respect thereof).

(b) Notwithstanding anything to the contrary contained in this Sponsor Agreement or in any other Transaction Agreement, without limiting the liability of Anadarko for damages in respect of any indemnity obligation, however such damages may be measured, Anadarko shall have no liability to indemnify or hold harmless any Indemnified Person for, or to pay, any Expense arising out of any failure by any Subsidiary to pay any payment obligation or any deficiency of any Subsidiary for or in respect of principal or interest under the WGRAH Loan Documents (or any instrument or security evidencing any obligation in respect thereof).

3.8 Indemnification of Pecos Administrator and Trinity Custodian. Subject to the limitations set forth in Sections 3.4 and 3.7, Anadarko agrees to the fullest extent permitted by Applicable Law to (a) indemnify and hold harmless each of the “Indemnified Parties” (as such term is defined in the Pecos Administration Agreement to the same extent that Pecos is required to indemnify such persons in accordance with Section 7 of the Pecos Administration Agreement, and (b) indemnify and hold harmless each of the “Indemnified Parties” (as such term is defined in the Trinity Custodian Agreement to the same extent that Trinity is required to indemnify such persons in accordance with Section 7 of the Trinity Custodian Agreement.

SECTION 4

PAYMENTS

4.1 Payments.

All payments to be made by Anadarko under Section 3 shall be paid by Anadarko within five (5) Business Days following demand therefor, accompanied, as may be appropriate in the context, by supporting documentation in reasonable detail. Payment shall be made to the bank account or at another location as such Indemnified Person shall designate in writing or as is expressly required under any Transaction Agreement the obligations under which are the subject of any such payment, not later than 10:00 AM (New York time) on the date for such payment in immediately available funds.

4.2 Taxes.

(a) Any and all payments by Anadarko hereunder to each Indemnified Person shall be made, in accordance with Section 4.1, free and clear of and without deduction for any and all present or future Taxes. If Anadarko shall be required by Applicable Law to deduct any Taxes from or in respect of any sum payable hereunder to any Indemnified Person, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 4.2) such Indemnified Person receives an amount equal to the sum it would have received had no such deductions been made, (ii) Anadarko shall make or cause to be made such deductions and (iii) Anadarko shall pay or cause to be paid the full amount deducted to the relevant taxation authority or other authority in accordance with Applicable Law, provided that should an

Indemnified Person become subject to Taxes because of its failure to deliver a form required under Section 4.2(d), Anadarko shall take such steps as such Indemnified Person shall reasonably request to assist such Indemnified Person to recover such Taxes, and provided further; that each Indemnified Person, with respect to itself, agrees to indemnify and hold harmless Anadarko from any taxes, penalties, interest or other expenses, costs and losses incurred or payable by Anadarko as a result of the failure of Anadarko to comply with its obligations under Section 4.2(a)(ii) or (iii) in reliance on any form or certificate provided to it by such Indemnified Person pursuant to Section 4.2(d). If any Indemnified Person receives a net credit, refund or reduction in Taxes in respect of such Taxes or amounts so paid by Anadarko, it shall promptly notify Anadarko of such net credit, refund or reduction in Taxes and shall promptly pay such net credit, refund or reduction in Taxes to Anadarko, provided that Anadarko agrees to return such net credit, refund or reduction in Taxes if the Indemnified Person to which such net credit, refund or reduction in Taxes is applicable is required to repay it.

(b) In addition, Anadarko agrees to pay any present or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies, which arise from any payment made by Anadarko hereunder or from the execution, delivery or performance of, or otherwise with respect to, this Sponsor Agreement (hereinafter referred to as “Other Sponsor Taxes”).

(c) Anadarko will indemnify each Indemnified Person for the full amount of Taxes or Other Sponsor Taxes (including, without limitation, any Taxes or Other Sponsor Taxes imposed by any jurisdiction on amounts payable under this Section 4.2) paid by such Indemnified Person and any liability (including penalties, interest and expenses) arising, therefrom or with respect thereto except as a result of the gross negligence (which shall in any event include the failure of such Indemnified Person to provide to Anadarko any form or certificate that it was required to provide pursuant to subsection (d) below and such Indemnified Person was able to provide under Applicable Law) or willful misconduct of such Indemnified Person, whether or not such Taxes or Other Sponsor Taxes were correctly or legally asserted. This indemnification shall be made within thirty (30) days from the date such Indemnified Person makes written demand therefor.

(d) On or prior to the date on which each Indemnified Person organized under the laws of a jurisdiction outside the United States becomes an Indemnified Person hereunder, such Indemnified Person to the extent permitted under Applicable Law, shall provide Anadarko with U.S. Internal Revenue Service form W-BEN or W-8ECI, as appropriate, or any successor form prescribed by the U.S. Internal Revenue Service, certifying that such Indemnified Person is fully exempt from or subject to a reduced rate of United States withholding taxes with respect to all payments to be made to such Indemnified Person hereunder, or other documents satisfactory to Anadarko indicating that all payments to be made to such Indemnified Person hereunder are fully exempt from or subject to a reduced rate of such taxes. Thereafter and from time to time (but only so long as such Indemnified Person remains lawfully able to do so), each such Indemnified Person shall submit to Anadarko such additional duly completed and signed copies of one or the other of such forms (or such successor forms as shall be adopted from time to time by the relevant U.S. taxing authorities) as may be (i) requested by Anadarko from such Indemnified Person and (ii) required under then-current U.S. law or regulations to avoid or reduce U.S. withholding taxes on payments in respect of all amounts to be received by such

Indemnified Person pursuant to this Sponsor Agreement. Each Indemnified Person that is a U.S. person (as such term is defined in Section 7701(a)(30) of the Code) shall submit to Anadarko a certificate to the effect that it is such a U.S. person. If any Indemnified Person determines as a result of any change in Applicable Law, or in any official application or interpretation thereof, that it is unable to submit to Anadarko any form or certificate that such Indemnified Person is obligated to submit pursuant to this subsection (d), or that such Indemnified Person is required to withdraw or cancel any such form or certificate previously submitted, such Indemnified Person shall promptly notify Anadarko of such fact.

(e) Without prejudice to the survival of any other agreement of Anadarko hereunder, the agreements and obligations of Anadarko and each Indemnified Person contained in this Section 4.2 shall survive the payment in full of principal and interest owing under the WGRAH Loan Agreement.

(f) Any other provision of this Sponsor Agreement to the contrary notwithstanding, any amounts which are payable by Anadarko under this Section 4.2 shall not also be payable under Section 3.

SECTION 5

SPONSOR COVENANTS

5.1 Separate Existence.

Anadarko hereby covenants and agrees that, so long as Pecos, or its successors and assigns (other than any Transaction Party), holds an interest in Trinity, Anadarko will, and will cause each of the Transaction Parties, Trinity (for so long as the Trinity Class A Member is a Transaction Party and has the power and authority to manage the business and affairs of Trinity) and each Transaction Party, to comply with the following undertakings:

(i) Anadarko and its Affiliates (other than Trinity) will maintain their books, financial records and accounts, including checking and other bank accounts and custodian and other securities safekeeping accounts, separate and distinct from those of Trinity.

(ii) Anadarko and its Affiliates (other than Trinity) will maintain their books, financial records and accounts (including inter-entity transaction accounts) in a manner so that it will not be difficult or costly to segregate, ascertain or otherwise identify their assets and liabilities separate and distinct from the assets and liabilities of Trinity.

(iii) Anadarko and its Affiliates (other than Trinity) on the one hand, will not commingle any of their assets, funds, liabilities or business functions with the assets, funds, liabilities or business functions of Trinity on the other hand.

(iv) Anadarko and its Affiliates (other than Trinity) will each observe all requisite corporate procedures and formalities, including the holding of periodic and special meetings of shareholders and boards of directors, the recordation and maintenance of minutes of such meetings, and the recordation and maintenance of resolutions adopted at such meetings.

(v) Trinity will observe all requisite organizational procedures and formalities, including the holding of meetings of members and boards of managers as required by the Trinity Company Agreement, the recordation and maintenance of minutes of such meetings, and the recordation of and maintenance of resolutions adopted at such meetings.

(vi) None of Anadarko or its Affiliates (other than Trinity) will be consensually merged or consolidated with Trinity (other than with respect to Trinity, for financial reporting purposes, and with respect to Anadarko and its Subsidiaries that are eligible to be consolidated with Anadarko under Code Section 1504, for federal income tax purposes). None of the Transaction Parties (other than Trinity) will be consensually merged or consolidated with Pecos for any purpose.

(vii) Anadarko will include in its consolidated financial statements footnotes that clearly disclose, among other things, the separate existence and identity of Trinity from the other Transaction Parties and that Trinity has separate assets and liabilities. Schedule 5.1(vii) sets out the language that will be included in such disclosures. Pecos will not be consolidated with Anadarko for the purposes of Anadarko’s consolidated financial statements.

(viii) All transactions, agreements and dealings between the Anadarko and its Affiliates (other than Trinity), on the one hand, and Trinity, as the case may be, on the other hand (including transactions, agreements and dealings pursuant to which the assets or property of one is used or to be used by the other), will reflect the separate identity and legal existence of each entity.

(ix) Transactions between Trinity, on the one hand, and any third parties, on the other hand, will be conducted in the name of Trinity as an entity separate and distinct from the Transaction Parties (other than Trinity).

(x) Except as otherwise specified in the Transaction Agreements, each of Trinity, on the one hand, will pay its liabilities and losses from its respective assets, and the Anadarko and its Affiliates (other than Trinity), on the other hand, will pay their liabilities and losses from their respective assets.

(xi) Representatives and agents of Trinity (whether or not they are “loaned” employees of Anadarko and its Affiliates (other than Trinity)) will, when purporting to act on behalf of Trinity, hold themselves out to third parties as being representatives or agents, as the case may be, of Trinity, and will utilize business cards, letterhead, purchase orders, invoices and the like of Trinity.

(xii) Except for capital expenditures funded by Anadarko, Trinity will compensate all consultants, independent contractors and agents from its own funds for services provided to it by such consultants, independent contractors and agents.

(xiii) To the extent that Trinity, on the one hand, and Anadarko and its Affiliates (other than Trinity), on the other hand, jointly contract or do business with vendors or service providers or share overhead expenses, the costs and expenses incurred in so doing will be fairly and nonarbitrarily allocated between or among such entities, with the result that each such entity bears its fair share of all such costs and expenses. To the extent that Trinity, on the one hand, and Anadarko and its Affiliates (other than Trinity), on the other hand, contracts or does business with vendors or service providers where the goods or services are wholly or partially for the benefit of the other, then the costs incurred in so doing will be fairly and nonarbitrarily allocated to the entity for whose benefit the goods or services are provided, with the result that each such entity bears its fair share of all such costs, except to the extent otherwise provided in the Transaction Agreements.

(xiv) Trinity will have annual financial statements prepared in accordance with GAAP, separate from Anadarko and its Affiliates (other than Trinity), provided that Anadarko may consolidate Trinity for Anadarko’s financial reporting purposes.

(xv) Neither Anadarko nor its Affiliates (other than Trinity) will make any inter-entity loans, advances, guarantees, extensions of credit or contributions of capital to, from or for the benefit of Trinity, as the case may be, without proper documentation and accounting in accordance with GAAP and only in accordance with, or as contemplated by, the provisions of the Trinity Company Agreement and the other Transaction Agreements.

(xvi) Trinity will not be included in the consolidated Tax Returns of Anadarko and its consolidated Subsidiaries but their share of taxable income or loss from Trinity may be included in such consolidated Tax Returns.

(xvii) Anadarko and its Affiliates (other than Trinity) will not refer to Trinity as a department or division of Anadarko or any of its Affiliates (other than Trinity) and will not otherwise refer to Trinity in a manner inconsistent with its status as a separate and distinct legal entity. In addition, Trinity will hold itself out as separate and distinct from Anadarko and its Affiliates (other than Trinity).

(xviii) Anadarko and its Affiliates (other than Trinity) will not hold out the credit of Trinity as being available to satisfy the obligations of Anadarko and its Affiliates (other than Trinity).

(xix) Anadarko and its Affiliates will not acquire the obligations or securities of Trinity (except as contemplated by or permitted under the Transaction Agreements).

(xx) Anadarko and its Affiliates (other than Trinity) will not use stationery, invoices, and checks bearing the name of Trinity.

(xxi) Anadarko and its Affiliates (other than Trinity) will not pledge their respective assets for the benefit of Trinity (except as contemplated by or permitted under the Transaction Agreements).

(xxii) Anadarko and its Affiliates (other than Trinity) will correct any known misunderstanding regarding their respective identities as separate from the identity of Trinity.

(xxiii) Neither Anadarko nor its Affiliates will use the separate existence of Trinity to abuse creditors or to perpetrate a fraud, injury, or injustice on creditors.

(xxiv) All transactions between Anadarko and its Affiliates (other than Trinity), on the one hand, and Trinity, on the other, are, and will be, duly authorized and documented, and recorded accurately in the appropriate books and records of such entities. All such transactions will be made in good faith and without any intent to hinder, delay, or defraud creditors.

(xxv) Neither Anadarko nor its Affiliates (including Trinity) has entered into the transactions contemplated by this Sponsor Agreement or any Transaction Agreement to which it is a party in contemplation of insolvency or with a design to prefer one or more creditors of such Person to the exclusion in whole or in part of others in violation of Applicable Law or with an intent to hinder, delay or defraud any of its creditors.

(xxvi) The assets of Sponsor and its Affiliates (including Trinity) are, as of the date hereof, intended to be sufficient to pay the ongoing business expenses of each such respective entity as they are incurred and to discharge all of their respective liabilities.

5.2 Affirmative Covenants. Anadarko hereby covenants and agrees that, until the Collection Date:

(a) Preservation of Corporate Existence, Etc. Anadarko shall preserve and maintain, and cause Trinity and each WGRAH Loan Party to preserve and maintain, its corporate existence, rights (organizational and statutory) and material franchises, except in the case of each such Person as otherwise permitted by Section 5.3(c); provided, however, that nothing herein shall prevent any change in Business Entity form of Anadarko of any Affiliate of Anadarko (other than Trinity or any WGRAH Loan Party).

(b) Compliance with Laws, Etc. Anadarko shall comply, and cause each of the WGRAH Loan Parties to comply, with all Applicable Law applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in an Anadarko Material Adverse Change.

(c) Visitation Rights. Anadarko shall, at any reasonable time and from time to time, permit Pecos, the Agent, the Collateral Agent, and the Pecos Member Interest Owners (as such terms are defined in the Pecos Credit Agreement), or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of any Transaction Party and to discuss the affairs, finances and accounts of any Transaction Party (other than Trinity) with any of their respective officers and with their respective independent certified public accountants. Anadarko shall assume or pay all reasonable costs and expenses associated with any such discussion or examination at any time when an Event of Default, Incipient Event, or Anadarko Event has occurred and is continuing and shall assume or pay all reasonable costs and expenses of such single discussion or examination per calendar year for each of Pecos, the Pecos Member Interest Owners, the Agent and the Collateral Agent at all other times.

(d) Tax Status. Anadarko shall, and cause each of its Subsidiaries, to maintain (i) WGRAH as a disregarded entity and (ii) Trinity as a partnership for U.S. federal income tax purposes, to the extent possible under Applicable Law.

(e) Liquidator Notices. Upon receipt of a notice from the Liquidator following the occurrence of a Liquidating Event, Anadarko shall: (i) contribute, to the capital of the WGRAH Loan Parties, or, at Anadarko’s sole option waive repayment of, those amounts receivable from such WGRAH Loan Parties in respect of Consolidated Taxes as may be specified in the notice from the Trinity Liquidator and (ii) cause those WGRAH Loan Parties that the Liquidator may request to make the election provided in Code Section 754 provided that the underlying WGRAH Loan Party member agreement or partnership agreement permits such election to be made and that such WGRAH Loan Party is classified as a partnership for U.S. federal income tax purposes.

(f) Capital Expenditures. Anadarko shall cause WGR to contribute capital to WGRAH for the payment of capital expenditures incurred by WGRAH and its Subsidiaries, to the extent that such capital expenditures are incurred.

(g) Casualty and other Losses. Anadarko shall reimburse WGRAH for any losses suffered by any WGRAH Loan Party as a result of any casualty, business interruption, acts of terrorism, acts of God or other force majeure events, theft, personal injury, tort or other liability to a third party, and all other litigation costs (including any losses associated with any Environmental Actions) arising in any such case in connection with or attributable to any WGRAH Loan Party or the operations or properties of any WGRAH Loan Party, but only to the extent such Person is not reimbursed for any such loss or cost through the receipt of insurance proceeds.

(h) Operational Losses. Anadarko shall reimburse WGRAH for any losses suffered by any WGRAH Loan Party as a result of (i) the failure of any WGRAH Loan Party to be in compliance with all Applicable Laws including all Environmental Laws; (ii) the remediation of any conditions as required by any Governmental Authority including without limitation any remediation, correction, or costs associated with any environmental conditions or releases of Hazardous Materials; and (iii) the failure of any WGRAH Loan Party to have good and defensible title to all of its tangible and intangible assets, including all costs incurred in curing any title defect and obtaining replacement assets.

(i) Midstream Agreements. Within sixty (60) days after the Effective Date, Anadarko shall cause the Transaction Parties to document the Midstream Agreements more fully described on Schedule III-B to the WGRAH Loan Agreement, which documentation of such Midstream Agreements shall include the commercial terms more fully set out on such Schedule. Anadarko shall reimburse WGRAH for any losses suffered by any WGRAH Loan Party as a result of the failure to have such Midstream Agreements in place as of the Effective Date. Anadarko shall cause the Transaction Parties to enter into or renew Midstream Agreements from time to time such that at all times the pricing and other terms of all Midstream Agreements with Transaction Parties are not, taken as a whole, materially less beneficial to WGRAH and its Subsidiaries than the pricing and other terms of all Midstream Agreements (both in written form and not in written form) with Transaction Parties existing on the Effective Date.

(j) Form of Contribution. With respect to any payments due by Anadarko to a Transaction Party pursuant to the terms of Sections 5.2 (g), (h) and (i), all such payments shall be funded by Anadarko either directly to the third party entitled to any such payment or directly or indirectly to WGRAH. All payments made by Anadarko to WGRAH with respect to such obligations shall be made directly or indirectly by Anadarko as capital contributions and shall be made within thirty (30) days of the occurrence of the event giving rise to such payment obligation.

(k) Compliance with Indenture. Anadarko shall comply with the provisions of Sections 1004 and 1005 of the Public Indenture, which provisions, together with related definitions, are hereby incorporated herein by reference for the benefit of the Indemnified Parties and shall continue in effect for purposes of this Section 5.2(k), regardless of termination, or any amendment or waiver of, or any consent to any deviation from or other modification of, the Public Indenture; provided, however, that, for purposes of this Section 5.2(k), (i) references in the Public Indenture to “the Securities” shall be deemed to refer to the Responsibilities of Anadarko under this Sponsor Agreement, (ii) references in the Public Indenture to “the Trustee” shall be deemed to refer to Pecos, (iii) references in the Public Indenture to “this Indenture” shall be deemed to refer to this Sponsor Agreement, and (iv) references in the Public Indenture to “supplemental indentures” shall be deemed to refer to amendments or supplements to this Sponsor Agreement.

(l) Insurance. Anadarko shall at all times maintain, and will cause its Subsidiaries to maintain, with financially sound and reputable insurers, insurance of the kinds, covering the risks and in the relative proportionate amounts (including as to self-insurance) consistent with that carried by companies engaged in the same or similar business and similarly situated; provided, that Anadarko shall not be required to maintain insurance against risks or in amounts no longer economically available, on a de novo or renewal basis, as applicable, to Anadarko and other companies engaged in the same or similar business and similarly situated.

(m) Trinity Expenses. In the event Trinity is required to make any payment (without duplication) (i) in respect of Trinity Expenses, or (ii) pursuant to Article VII of the Trinity Company Agreement, Anadarko shall make such required payment to Pecos; provided, however; that in the case of Trinity Expenses comprising Additional Financing Costs and/or Pecos Transaction Costs, Anadarko shall only be required to make such payment to Pecos in respect of such Trinity Expenses to the extent such Trinity Expenses are not paid when due by WGRAH pursuant to the terms of the WGRAH Loan Agreement.

(n) Capital Contribution Obligations.

(i) Anadarko shall cause a cash contribution to be made to WGRAH in the amount of $200,000,000 upon the first occurrence of a Capital Contribution Event and shall ensure that such amount is deposited into the Pledged Accounts.

(ii) Anadarko shall cause a cash contribution to be made to WGRAH on the each date that financial statements are to be delivered pursuant to Section 4.01 of the WGRAH Loan Agreement in an amount equal to the Commodity Payment Amount relating to the Payment Period to which such financial statements relate.

(iii) Anadarko shall cause cash contributions to be made to WGRAH in the amounts and on the dates as set forth on Schedule 5.2(n)(iii) attached hereto.

5.3 Negative Covenants.

Anadarko hereby covenants and agrees that, at any time until the Collection Date:

(a) Limitations on Sales and Leasebacks. Anadarko will not itself, and will not permit any Transaction Party or other Subsidiary to,

(i) except as otherwise permitted under Section 5.3(c) below or the other Transaction Agreements, enter into any arrangement for the sale, transfer, conveyance, either directly or indirectly, of any Equity Interests in Trinity or any Transaction Party; or

(ii) enter into any arrangement with any bank, insurance company or other lender or investor or to which any such lender or investor is a party, providing for the leasing by a Transaction Party for a period, including renewals, in excess of three years, of any property or assets of any Transaction Party which has been or is to be sold or transferred more than one hundred eighty (180) days after the completion of construction and commencement of full operation thereof, by any Transaction Party to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of any properties or assets of the Transaction Parties (herein referred to as a “sale and leaseback transaction”) unless Anadarko or any Transaction Party within one hundred eighty (180) days after the sale or transfer shall have been made by the Transaction Party, applies an amount equal to the greater of (i) the net proceeds of the sale of the properties or assets of the Transaction Parties sold and leased back pursuant to such arrangement or (ii) the net amount (after deducting applicable reserves) at which such property or assets is carried on the books of such Transaction Party at the time of entering into such arrangement, to the retirement of Indebtedness under the WGRAH Loan Agreement.

(b) Limitation on Secured Indebtedness. Anadarko will not, nor permit any Subsidiary to, grant or allow to exist any Lien on any Equity Interests in Trinity or any Transaction Party. Anadarko will not incur, issue, assume or guarantee any Indebtedness secured by a mortgage on oil, gas, coal or other minerals in place, or on related leasehold or other property interests, which is incurred for any reason if the aggregate amount of all such Indebtedness exceeds 10% of Consolidated Net Tangible Assets (as defined in the Public Indenture).

(c) Fundamental Changes. Except as otherwise permitted under the Transaction Agreements, Anadarko shall not itself, and will not permit Trinity or any Transaction Party to, consolidate with or merge into any other Person or convey, transfer or lease its properties and assets substantially as an entirety to any Person unless: (i) (A) in the case of a merger or amalgamation of Anadarko, Anadarko is the surviving entity; or (B) the Person formed by such consolidation or into which Anadarko is merged or the Person which acquires by conveyance or transfer, or which leases, the properties and assets of Anadarko substantially as an entirety shall be a corporation, partnership or trust, shall be organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, shall have unsecured non-credit enhanced publicly held indebtedness rated “investment grade” by S&P or Moody’s, and shall expressly assume, by an agreement supplemental hereto, executed and delivered to Pecos, in form satisfactory to Pecos, the obligations of Anadarko hereunder, including the due and punctual payment of and the performance of every covenant of this Sponsor Agreement on the part of the Anadarko to be performed or observed; and (ii) immediately after giving effect to such transaction, no Notice Event, Liquidating Event, Termination Event, Event of Default or Incipient Event or any “Event of Default” as such term is defined in the Sponsor Term Credit Agreement shall have occurred and be continuing.

(d) Trinity, Holdings, WGR, WGRAH Loan Parties or Pecos Bankruptcy. Anadarko will not itself, and will not permit any Transaction Party or other Subsidiary to,

(i) Consent to, vote for, or otherwise cause or permit (or permit any of its Subsidiaries or, to the extent it can control them, other Affiliates, to consent, to, or vote for, or otherwise cause or permit) Trinity, WGR, Holdings or any WGRAH Loan Party voluntarily to take any Bankruptcy Action.

(ii) Consent to, vote for, or otherwise cause (or permit any of its Affiliates, to consent to, or vote for, or otherwise cause) Pecos voluntarily to take any Bankruptcy Action.

(e) Subsidiaries. Permit at any time any of WGRAH, WGR, or Holdings to fail to be a Wholly-Owned Subsidiary of Anadarko.

(f) Consolidated Taxes. Permit any WGRAH Loan Party to pay any Consolidated Taxes (including, without limitation, any Consolidated Taxes attributable to such WGRAH Loan Party) or to pay or reimburse any Transaction Party for or in respect of any Consolidated Taxes (including, without limitation, any Consolidated Taxes attributable to such WGRAH Loan Party).

5.4 Reporting Requirements. Anadarko hereby covenants and, agrees that, until the Collection Date, it will furnish to Pecos the following:

(a) Financial Statements and Other Information. Anadarko will furnish to Pecos:

(i) Within fifteen (15) days after the Anadarko is required to file the same with the Securities and Exchange Commission, copies of the annual reports of the information, documents and other reports (or copies of such portions of any of the foregoing as the Securities and Exchange Commission may from time to time by rules and regulations prescribe) which the Anadarko may be required to file with the Securities and Exchange Commission pursuant to Section 13 or Section 15(d) of the Securities Act; or, if Anadarko is not required to file information, documents or reports pursuant to either of said Sections, then such of the supplementary and periodic information, documents and reports which may be required pursuant to Section 13 of the Securities Act in respect of a security listed and registered on a national securities exchange as may be prescribed from time to time in such rules and regulations; provided, however, that Anadarko shall be deemed to have furnished the information required by this Section 5.4(a)(i) if it shall have timely made the same available on

“EDGAR” and/or on its home page on the worldwide web (at the date of this Sponsor Agreement located at http://www.anadarko.com) and complied with Section 5.4(a)(i) in respect thereof; provided further, however, that if Pecos is unable to access EDGAR or the Anadarko’s home page on the worldwide web, Anadarko agrees to provide Pecos with paper copies of the information required to be furnished pursuant to this Section 5.4(a) promptly following notice from Pecos.

(ii) Within sixty (60) days after the close of each of the first three quarters of each fiscal year of Anadarko, a statement by a Responsible Officer of Anadarko stating whether to the knowledge of Anadarko an event has occurred during such period and is continuing which constitutes a Notice Event, Liquidating Event, Termination Event, Event of Default or Incipient Event or any “Event of Default” as such term is defined in the Sponsor Term Credit Agreement, and, if so, stating the facts with respect thereto.

(iii) Within one hundred twenty (120) days after the close of each fiscal year of Anadarko a statement by a Responsible Officer of Anadarko stating whether to the knowledge of Anadarko an event has occurred during such period and is continuing which constitutes a Notice Event, Liquidating Event, Termination Event, Event of Default or Incipient Event or any “Event of Default” as such term is defined in the Sponsor Term Credit Agreement, if so, stating the facts with respect thereto.

(iv) Such other information respecting the financial condition or operations of the Anadarko and its Subsidiaries as Pecos may from time to time reasonably request.

(v) Information required to be delivered pursuant to Section 5.4(a)(i) above shall be deemed to have been delivered on the date on which Anadarko provides notice to Pecos that such information has been posted on “EDGAR” or Anadarko’s website or another website identified in such notice and accessible by Anadarko without charge (and the Anadarko hereby agrees to provide such notice).

(b) Notices of Material Events. Anadarko will furnish to Pecos prompt written notice of the following:

(i) the occurrence of any Notice Event, Liquidating Event, Termination Event, Event of Default, Incipient Event, or any “Event of Default” as such term is defined in the Sponsor Term Credit Agreement;

(ii) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting Anadarko, Trinity or any Transaction Party that if adversely determined, could reasonably be expected to result in an Anadarko Material Adverse Change; and

(iii) any other development that results in, or could reasonably be expected to result in, an Anadarko Material Adverse Change. Each notice delivered under this Section 5.4(b)(iii) shall be accompanied by a statement of a Responsible Officer of the Anadarko setting forth the details of the event or development requiring such notice and any action taken with respect thereto.

SECTION 6

MISCELLANEOUS

6.1 Amendments. No amendment or waiver of any provision of this Sponsor Agreement, and no consent to any departure by Anadarko herefrom, shall in any event be effective unless the same shall be in writing and signed by Pecos and Anadarko. No such waiver of a provision or consent to a departure in any one instance shall be construed as a further or continuing waiver of or consent to subsequent occurrences, or a waiver of any other provision or consent to any other departure. Any such amendment, waiver or consent signed by Pecos shall be binding on all Indemnified Persons.

6.2 Addresses for Notices. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows

(a) if to Anadarko, to it at 1201 Lake Robbins Drive, The Woodlands, Texas 77380, Attention of the Treasurer, Telecopy No. (832) 636-5029; messenger delivery to 1201 Lake Robbins Drive, The Woodlands, Texas 77380;

(b) if to Pecos, at its address specified in accordance with Section 14.11 of the Trinity Company Agreement; and

(c) if to any other Indemnified Party, at its address specified by notice given in the manner provided herein to each other Person entitled to receive notice hereunder, or, in each case, to, such other address (and with copies to such other Persons) as the Person entitled to receive notice hereunder shall specify by notice given in the manner provided herein to the other Persons entitled to receive notice hereunder.

6.3 No Waiver; Cumulative Remedies. No failure on the part of any Indemnified Person to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by Applicable Law.

6.4 Waiver of Jury Trial. ANADARKO AND BY ACCEPTING THE BENEFITS HEREOF, EACH INDEMNIFIED PERSON, EACH HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS SPONSOR AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

6.5 Jurisdiction, Etc.

(a) Anadarko hereby irrevocably submits to the jurisdiction of any New York State or Federal court sitting in New York City and any appellate court from any thereof in any action or proceeding by any Indemnified Person in respect of, but only in respect of, any claims or causes of action arising out of or relating to this Sponsor Agreement (such claims and causes of action collectively, being “Permitted Claims”), and Anadarko hereby irrevocably agrees that all. Permitted Claims may be heard and determined in such New York State court or in such Federal court. Anadarko hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding in any aforementioned court in respect of Permitted Claims. Each party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law.

(b) Nothing in this Section 6.5 shall affect the right of any Indemnified Person to serve legal process in any other manner permitted, by Applicable Law or affect any right otherwise existing of any Indemnified Person to bring any action or proceeding against Anadarko or its property in the, courts of other jurisdictions or (ii) shall be deemed to be a general consent to jurisdiction in any particular court or a general waiver of any defense or a consent to jurisdiction of the courts expressly referred to in subsection (a) above in any, action or proceeding in respect of any claim or cause of action other than Permitted Claims.

6.6 Assignment. All covenants and other agreements and obligations in this Sponsor Agreement shall (a) be binding upon Anadarko and its successors, but Anadarko may not assign its obligations hereunder without the consent of Pecos, except pursuant to a merger or consolidation not prohibited by Section 5.3(c), and (b) inure to the exclusive benefit of, and be enforceable by, Pecos and any Indemnified Person and, in each case, by its respective permitted successors, transferees and assigns (including any assignee for security purposes or Person holding a security interest herein).

6.7 Governing Law. This Sponsor Agreement shall be governed by, and construed in accordance with the laws of the State of New York.

6.8 Counterparts. This Sponsor Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. This agreement may be delivered by facsimile transmission of the relevant signature pages hereof.

6.9 Survival of Representations, Warranties and Indemnities; Entire Agreement.

All representations, warranties and indemnities and undertakings to pay costs and expenses contained herein or made by or on behalf of Anadarko, as the case may be, in connection herewith or in connection with the Transaction Agreements shall survive (a) the execution and delivery of this Sponsor Agreement, (b) the completion of the performance by each other Transaction Party of its Responsibilities under the Transaction Agreements to which it is a party, and (c) the Transfer (whether or not such Transfer was a permitted Transfer) by any Transaction Party of all or a portion of its Trinity Class A Membership Interest or any termination of its status as a Trinity Class A Member pursuant to the Trinity Company

Agreement and may be relied upon by any Indemnified Person, or any assignee of such Indemnified Person permitted hereunder, regardless of any investigation made at any time by or on behalf of any Indemnified Person or any such assignee.

6.10 Severability. Every provision of this Sponsor Agreement that is prohibited by or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render-unenforceable such-provision in any other jurisdiction.

6.11 No Third-Party Beneficiaries. This Sponsor Agreement is intended for the exclusive benefit of the Indemnified Persons and no other Person shall have any rights hereunder, whether as a third-party beneficiary or otherwise.

6.12 Obligations Absolute.

(a) To the fullest extent permitted under Applicable Law, Anadarko covenants and agrees that its obligations hereunder will be performed strictly in accordance with the terms of this Sponsor Agreement, regardless of any Applicable Law now or hereafter in effect in any jurisdiction affecting the ability of any Transaction Party to perform its obligations under any Transaction Agreement or the rights of any Indemnified Person with respect thereto.

(b) To the fullest extent permitted under Applicable Law, any action or actions may be brought hereunder by any Indemnified Person without the necessity of joining any prior or other Indemnified Person in such action or actions. To the fullest extent permitted under Applicable Law, the liability of Anadarko under this Sponsor Agreement shall be irrevocable, absolute and unconditional irrespective of, and Anadarko hereby irrevocably, waives any defenses it may now or hereafter have in any way relating to, any or all of the following:

(i) Any change in the time, manner or place of performance, or in any other term, of all or any of the Responsibilities of Anadarko or any Transaction Party under any other Transaction Agreement, or any other amendment, supplement or waiver of or any consent to departure from any of the Transaction Agreements, including any increase in or modification of the Responsibilities of Anadarko or any Transaction Party thereunder or the dissolution of any of the Transaction Parties;

(ii) Any change, restructuring or termination of the corporate, limited liability company, or partnership structure, as the case may be, or in the existence or ownership of any of the Transaction Parties;

(iii) Any act or omission of any Indemnified Person or any prior or subsequent Indemnified Person hereunder (other than any written amendment or waiver of, or consent to departure from, this Sponsor Agreement meeting the requirements of Section 6.1);

(iv) Any failure of any Indemnified Person to disclose to Anadarko any information relating to the financial condition, operations, properties or prospects of Pecos, Trinity, any Transaction Party or any Pecos Member now or in the future known to any Indemnified Person (Anadarko waiving any duty on the part of each Indemnified Person to disclose such information);

(v) Any lack of validity or unenforceability of any of the Transactions Obligations;

(vi) Any Transaction Obligation being unenforceable or not allowable due to the existence of a Bankruptcy involving any Transaction Party; or

(vii) Any other circumstance (including any statute of limitations or any existence of or reliance on any representation by any Indemnified Person) that might otherwise constitute a defense available to, or a discharge of, any of the Transaction Parties or Anadarko or a guarantor or indemnitor generally other than payment and performance when due.

(c) Anadarko’s obligations under this Sponsor Agreement shall continue to be effective or be reinstated, as the case may be, if at any time any payment by Anadarko or any Transaction Party in satisfaction of any of the obligations of Anadarko or any Transaction Party under the Transaction Agreements, is rescinded or must otherwise be returned upon the insolvency, bankruptcy or reorganization of Anadarko or any Transaction Party or any Subsidiary of such Person, or otherwise, all as though such payment had not been made.

6.13 Waiver. Subject to the provisions of Section 3, Anadarko hereby waives (to the extent it may do so under Applicable Law) promptness, diligence, and any notice from any Indemnified Person with respect to any of Anadarko’s obligations under this Sponsor Agreement and any requirement that any Indemnified Person exhaust any right or take any action against any of the Transaction Parties or any other Person.

6.14 Subrogation. Until indefeasible payment in full of (a) Anadarko’s obligations hereunder (b) the Transactions Obligations, and (c) any other obligations of any other Transaction Party under the Transaction Agreements, Anadarko hereby waives any rights that it may acquire by way of subrogation hereunder, by any payment made hereunder or otherwise. If any amount shall be paid to Anadarko on account of such subrogation rights at any time prior to such obligations having been paid in full, such amount shall be held in trust for the benefit of the, relevant Indemnified Person and shall forthwith be paid to such Indemnified Person to be credited and applied to any such obligations; whether matured or unmatured, in accordance with the terms hereof.

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IN WITNESS WHEREOF, Anadarko and Pecos have each caused this Sponsor Agreement to be duly executed and delivered by its officer or other duly authorized signatory thereunto duly authorized as of the date first above written.

ANADARKO PETROLEUM CORPORATION

By:	/s/ Robert G. Gwin
Name:	Robert G. Gwin
Title:	Vice-President and Treasurer

Signature Page to Sponsor Agreement

PECOS INVESTORS LLC

By:	GSO Special Situations Fund LP, as a managing member

	By:	GSO Capital Partners LP, its investment manager

By:	/s/ George Fan
Name:	George Fan
Title:	Chief Legal Officer

By:	GSO COF Facility LLC, as a managing member

	By:	GSO Capital Partners LP, its investment manager

By:	/s/ George Fan
Name:	George Fan
Title:	Chief Legal Officer

Signature Page to Sponsor Agreement

Schedule 5.2(n)(iii)

“Contributed Margins from National Helium and Satanta Contracts”

(a) One payment in the amount of $43.1 million no later than February 28, 2008;

(b) Four payments each in the amount of $9.0 million no later than 60 days following the last day of each calendar quarter during 2008, or May 31, August 31, November 30 and February 28, 2009;

(c) Four payments each in the amount of $6.3 million no later than 60 days following the last day of each calendar quarter during 2009, or May 31, August 31, November 30 and February 28, 2010;

(d) Four payments each in the amount of $5.8 million no later than 60 days following the last day of each calendar quarter during 2010, or May 31, August 31, November 30 and February 28, 2011;

(e) Four payments each in the amount of $6.0 million no later than 60 days following the last day of each calendar quarter during 2011, or May 31, August 31, November 30 and February 28, 2012; and

(f) Four payments each in the amount of $6.0 million no later than 60 days following the last day of each calendar quarter during 2012, or May 31, August 31, November 30 and February 28, 2013.